EXHIBIT 99.1

                                  Press Release

                              [Synetic Letterhead]

FOR IMMEDIATE RELEASE

Contact:   Anthony Vuolo
           Vice President
           and Chief Financial Officer
           (201) 703-3400

      POREX CORPORATION, A WHOLLY OWNED SUBSIDIARY OF SYNETIC, INC., FILES
       A REGISTRATION STATEMENT TO OFFER 2,500,000 SHARES OF COMMON STOCK
                          IN AN INITIAL PUBLIC OFFERING

         ELMWOOD PARK, NJ, November 14, 1997--Synetic, Inc. (NASDAQ:SNTC) and its wholly owned plastics subsidiary, Porex Corporation ("Porex"), announced that Porex has filed a registration statement with the Securities and Exchange Commission today relating to the initial public offering by Porex of 2,500,000 shares of its Common Stock. In addition, Porex will grant the underwriters options to purchase up to an additional 375,000 shares of Common Stock to cover over-allotments, if any. Porex expects to sell approximately 14% of Porex Common Stock in the offering at an anticipated price of between $14.50 and $16.50 per share. The Company expects that the offering will be completed in early 1998 and intends to use the proceeds from the offering for general corporate purposes, which may include acquisitions. The managing underwriters of the offering in the United States will be Merrill Lynch & Co. and Prudential Securities Incorporated and the managing underwriters of the offering outside of the United States will be Merrill Lynch International and Prudential-Bache Securities.

         Porex is a developer, manufacturer and distributor of porous plastic products used in a wide range of healthcare, consumer and industrial applications.

         Prospectuses with respect to the offering may be obtained, when available, from:

Merrill Lynch & Co.
World Financial Center
North Tower
250 Vesey Street
New York, New York  10281
Attention:  Preliminary Prospectus Department

and

Prudential Securities Incorporated
111 Eighth Avenue
New York, New York  10011
Attention:  Prospectus Department

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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